TERMS OF RETENTION RESTRICTED STOCK UNITS AWARD
Vested by Lapse of Time

1.	Generally. This document sets forth the terms and conditions under which this retention award (an “Award”) of Restricted Stock Units is made under Section 4(c) of Ferro Corporation’s 2013 Omnibus Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on May 22, 2013. (The recipient of the Award is called the “Restricted Stock Unit Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiaries and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern, unless this document expressly states otherwise. The Compensation Committee of the Board of Directors, or such other committee as the Board may from time to time designate (the “Committee”), administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of the Award granted under the Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Restricted Stock Unit Recipient.

3.	Basic Award Terms. The name of the Restricted Stock Unit Recipient, the date of the Award (the “Grant Date”), and the number of Restricted Stock Units being awarded (the “Restricted Stock Units”) are set forth separately in an award letter from Ferro to the Restricted Stock Unit Recipient that refers expressly to this document.

4.	Restricted Stock Units. The Restricted Stock Units are hypothetical Common Stock units of Ferro Corporation with each Restricted Stock Unit representing one share of Ferro Corporation Common Stock (“Ferro Common Stock”). The Restricted Stock Units will vest and become nonforfeitable at the end of the three-year period (the “Vesting Period”) ending immediately prior to the three-year anniversary of the Grant Date (the “Vesting Date”), provided that the Restricted Stock Unit Recipient remains in the continuous employment of Ferro until such Vesting Date. Not later than 10 days after the conclusion of the Vesting Period (or earlier under certain circumstances as described below in this document), the Restricted Stock Units will be converted to shares of Ferro Common Stock and Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Stock Units to the Restricted Stock Unit Recipient. The Restricted Stock Unit Recipient will not be entitled to any rights as a shareholder, including voting rights or dividends or dividend equivalents, with respect to the Restricted Stock Units during the Vesting Period.

5.	Disability; Termination Without Cause; Termination for Good Reason. If a Restricted Stock Unit Recipient’s employment with Ferro terminates due to the Restricted Stock Unit Recipient’s (A) total and permanent disability (as defined under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder), (B) involuntary termination of employment without “Cause” (as defined in the Ferro Corporation Executive Separation Policy (the “Separation Policy”)), or (C) voluntary termination of employment for “Good Reason” (as defined in the Separation Policy), in each case during the Vesting Period, then the Restricted Stock Units immediately will become nonforfeitable, and Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Stock Units to the Restricted Stock Unit Recipient not later than 10 days after the Restricted Stock Unit Recipient’s employment so terminates.

6.	Death. If the Restricted Stock Unit Recipient dies during the Vesting Period, then the Restricted Stock Units immediately will become nonforfeitable, and Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Stock Units to the person(s) or entity that is entitled by will or the applicable laws of descent and distribution to such shares of Ferro Common Stock not later than 10 days after the Restricted Stock Unit Recipient’s death.

7.	Change of Control. If a “Change of Control” (as defined in the Plan) occurs prior to the end of the Vesting Period, the provisions of Section 9 of the Plan shall apply to this Award and payout shall occur not later than 10 days after the applicable vesting date.

8.	Other Termination of Employment. If the Restricted Stock Unit Recipient’s employment with Ferro terminates before the end of the Vesting Period for any reason other than those stated in paragraphs 5-7 above, then all of the Restricted Stock Units will be forfeited and the Restricted Stock Unit Recipient will not be eligible to receive the delivery of any shares of Ferro Common Stock under this Award.

9.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:

A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.

Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other rules and regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and Ferro Corporation may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the rules and regulations there under would be involved in such transfer.

10.	Forfeiture. The Restricted Stock Unit Recipient will forfeit his or her Restricted Stock Units if, during the Vesting Period, he or she:

A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;

B.	Discloses to any person any proprietary or confidential business information concerning Ferro or any Ferro officers, Directors, employees, agents, or representatives which the Restricted Stock Unit Recipient obtained or which came to his or her attention during the course of his or her employment with Ferro;

C.	Takes any action likely to disparage or have an adverse effect on Ferro or any of Ferro’s officers, Directors, employees, agents, or representatives;

D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Restricted Stock Unit Recipient’s own behalf or on behalf of any other person or entity; or

E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.

11.	Clawback Policy. The Restricted Stock Units, any Ferro Common Stock issued pursuant to this Award and any proceeds from the sale thereof will be subject to any Ferro policy relating to recovery of incentive-based compensation that is, or may be, adopted by the Board of Directors or a committee thereof.

12.	Taxes and Withholding. All amounts paid to or on behalf of the Restricted Stock Unit Recipient in respect of Restricted Stock Units will be subject to withholding as required by law. The Restricted Stock Unit Recipient will be responsible for making appropriate arrangements satisfactory to Ferro to pay any withholding, transfer, or other taxes due as a result of the issuance of the shares of Ferro Common Stock pursuant to this document. The Restricted Stock Unit Recipient may, however, elect to pay Ferro all or a portion of such taxes by delivering to Ferro cash or previously-owned shares of Ferro Common Stock, by having shares of Ferro Common Stock that would otherwise be delivered under these terms withheld by Ferro, or by using any combination of such alternatives.

13.	Transferability. No Restricted Stock Units are transferable by the Restricted Stock Unit Recipient other than by will or by the laws of descent and distribution.

14.	Adjustments on Changes in Capitalization. If at any time before the end of the Vesting Period the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “pro rata repurchase” of Common Stock as described in Section 7 of the Plan or takes any other action described in that section, then the shares of Ferro Common Stock issuable in respect of the Award will be appropriately adjusted and any other appropriate change will be made as provided in such section.

15.	Employment at Will. Nothing in this grant of Restricted Stock Units affects in any way the Restricted Stock Unit Recipient’s status as an employee at will of Ferro.